Exhibit 10.2

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

This AGREEMENT (the “Agreement”) made as of _______________(the “Date of Grant”) by and between MACY’S, INC., a Delaware corporation (the “Company”), and ____________ (the “Grantee”).

            1.         Grant of Performance-Based Restricted Stock Units.  Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Company’s 2009 Omnibus Incentive Compensation Plan (the “Plan”), as amended from time to time, the Company hereby grants to the Grantee a “Target” award of  [insert target number of Performance Units] Performance-Based Restricted Stock Units (“Performance Units”).  Each Performance Unit represents the right to receive one share of the common stock of the Company (“Common Stock”), subject to the terms and conditions set forth below.

            2.         Limitations on Transfer of Performance Units; Performance Period.

(a)  During the Performance Period hereinafter described, the Performance Units may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, until they are earned and become nonforfeitable (“Vest”) in accordance with Section 3; provided, however, that the Grantee’s interest in the Performance Units may be transferred at any time by will or the laws of descent and distribution.

(b)  The Performance Period shall commence on January 31, 2010 (the “Commencement Date”) and, except as otherwise provided in this Agreement, will expire in full on February 2, 2013.

            3.         Vesting of Performance Units.

(a)  Subject to potential reduction as set forth in Section 3(b) below, one hundred and fifty percent (150%) of the Target award of Performance Units will be Vested on the date (“Vesting Date”) that the Compensation Committee certifies that the Company has achieved a Cumulative EBITDA (as defined below) level of at least $7 billion over the Performance Period, provided that the Grantee is continuously employed by the Company through the Vesting Date. If the Company does not achieve a Cumulative EBITDA level of at least $7 billion over the Performance Period, then all Performance Units are forfeited as of the end of the Performance Period. In all cases the Compensation Committee shall certify whether the Company has achieved the specified level of Cumulative EBITDA as soon as administratively feasible following the end of the Performance Period but in no event later than two and a half months following the end of the Performance Period.

(i) “Cumulative EBITDA” is defined as Earnings Before Interest, Taxes, Depreciation and Amortization, which is equal to the sum of operating income and depreciation and amortization as reported in the Company’s financial statements included in its annual Form 10-K, adjusted to eliminate the effects of asset impairments, restructurings, discontinued operations, extraordinary items, acquisitions, divestitures, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable.

(b)  The actual number of Performance Units that become Vested based on achieving the level of Cumulative EDITDA during the Performance Period may be reduced by the Compensation Committee in its sole and absolute discretion based on such factors as the Compensation Committee determines to be appropriate and/or advisable including without limitation the Company’s achievement of EBITDA Margin and Return on Invested Capital (“ROIC”) goals for the Performance Period. It is the current intention of the Compensation Committee that the Compensation Committee will exercise its discretion to reduce the number of Performance Units that will Vest based on the Company’s achievement of the EBITDA Margin and ROIC goals during the Performance Period, weighted 70% and 30% respectively, as set forth in the following schedule.  However, the Compensation Committee reserves the right to deviate from such schedule based on achievement of EBITDA Margin and ROIC and may adjust the number of Performance Units that Vest based on such other factors as the Compensation Committee in its sole and absolute discretion determines to be appropriate and/or advisable; provided, however, that it is the intention of the Compensation Committee that it will deviate from such EBITDA Margin and ROIC schedule only in extreme and unusual circumstances.

	EBITDA Margin (70%)		ROIC (30%)
Performance Level*	3-year Average	Vesting Percentage	3-year Average	Vesting Percentage
Outstanding	≥12.8%	150%	≥18.8%	150%
Target	12.3%	100%	17.8%	100%
Threshold	11.8%	50%	16.8%	50%
Below Threshold	<11.8%	0%	<16.8%	0%

*Straight-line interpolation will apply to performance levels between the ones shown.

(i)  “EBITDA Margin” is defined as EBITDA (as adjusted as described in Section 3(a) above) divided by Net Sales (as reported in the Company’s financial statements included in its annual Form 10-K).  EBITDA Margin will be measured on a three-year average basis (i.e., the average of fiscal 2010, fiscal 2011 and fiscal 2012 annual EBITDA Margin).

(ii)  “Return on Invested Capital” is defined as EBITDAR (EBITDA, adjusted as described above, plus Net Rent Expense) divided by Total Average Gross Investment.  Net Rent Expense represents rent expense as reported in the Company’s financial statements included in its Form 10-K less the deferred rent amortization related to contributions received from landlords. Total Average Gross Investment is equal to the sum of Gross Property, Plant and Equipment (PPE) plus Capitalized Value of Non-Capitalized Leases plus Working Capital plus Other Assets, each as reported in the Company’s financial statements in the applicable Form 10-K or Form 10-Q. Gross PPE will be determined using a two-point average (i.e., beginning and end of year). Capitalized Value of Non-Capitalized Leases will be calculated as 8 x Net Rent Expense. Working Capital components and Other Assets will be determined using a four-point (i.e., quarterly) average. ROIC will be measured on a three-year average basis (i.e., the average of fiscal 2010, fiscal 2011 and fiscal 2012 annual ROIC).

            4.  Forfeiture of Performance Units.  (a) Termination of Employment.  Notwithstanding the provisions of Section 3 above, and except as the Board may determine on a case-by-case basis or as provided below, all unvested Performance Units shall be forfeited if the Grantee ceases to be continuously employed by the Company for any reason at any time prior to the end of the Performance Period.  For the purposes of this Agreement the continuous employment of the Grantee with the Company shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company, by reason of the transfer of the Grantee’s employment among the Company and its Subsidiaries, divisions or affiliates or a leave of absence approved by the Company.  In the event of a termination for cause (as hereafter defined), all unvested Performance Units shall be immediately forfeited.

(b)  Death, disability or retirement. Notwithstanding the provisions of Section 3 above, and except as the Board may determine on a case-by-case basis or as provided below, in the event the Grantee retires on or after age 62 with at least 10 years of service, dies or becomes permanently and totally disabled during the Performance Period, the Grantee (or his or her estate, as appropriate) will receive at the end of the Performance Period the percentage of Performance Units determined under Section 3 above, prorated from the Commencement Date through the date of such retirement, death or disability based on the number of completed months of service during the Performance Period divided by 36.

(c) Change in Control.  In the event of a Change in Control (as hereafter defined), Performance Units will convert to time-based restricted stock without proration for the percentage of the Performance Period that has elapsed since the Commencement Date, as follows:

(i)  If the Change in Control occurs prior to the 24-month anniversary of the Commencement Date, then 100% of the Target award number of Performance Units shall convert to time-based restricted stock;

(ii)  If the Change in Control occurs after the 24-month anniversary of the Commencement Date, the conversion of Performance Units to time-based restricted stock will be based on the Company’s performance determined under Section 3 above from the Commencement Date through the first 24 months of the Performance Period, plus the Company’s performance determined under Section 3 above during any completed fiscal quarter thereafter to the date of the Change in Control.

(iii) The vesting of the time-based restricted stock as so converted:

•         Will be accelerated if, within the 24-month period following the Change in Control, the Grantee is terminated by the Company or the continuing entity without cause or if the Grantee voluntarily terminates employment with Good Reason;

•         Will be accelerated at the Change in Control if awards are not assumed or replaced by the acquiror/continuing entity on terms deemed by the Compensation Committee to be appropriate; and

•         Will occur on the third anniversary of the Date of Grant, if Vesting has not otherwise been accelerated as provided above.

            5.         Dividend, Voting and Other Rights.  Except as otherwise provided herein, prior to Vesting the Grantee shall not have any of the rights of a stockholder with respect to the Performance Units, including the right to vote any of the Performance Units. An amount representing dividends payable on shares of Common Stock equal in number to one hundred and fifty percent (150%) of the Target award of Performance Units on a dividend record date shall be deemed reinvested in Common Stock and credited to the Grantee as restricted stock units as of the dividend payment date. If there is any change in the outstanding Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company, the Compensation Committee shall determine the appropriate adjustment to the Performance Units, if any, needed to reflect such change. Any restricted stock units or additional Performance Units credited to the Grantee pursuant to this Section 5 will be subject to the terms and restrictions set forth in this Agreement.

            6.         Settlement of Performance Units.  As soon as administratively feasible following the end of the Performance Period and certification by the Compensation Committee as to the level of achievement of the Cumulative EBITDA, EBITDA Margin and ROIC performance goals, but in no event later than two and a half months after the end of the Performance Period, the Company shall cause to be paid to the Grantee:

(i)  a number of shares of unrestricted Common Stock equal to the number of Performance Units to which the Grantee is entitled, with a cash component representing fractional shares, if any, plus

(ii) a number of shares of Common Stock equal to the number of restricted stock units attributed to earned dividend equivalents on those Performance Units, with a cash component representing fractional shares, if any.

Such shares of Common Stock shall be credited as book entry shares to the Grantee’s trading account, unless the Grantee requests stock certificates, in which case the Company shall deliver to the Grantee stock certificates representing such Common Stock. In the event Performance Units are not earned, those Performance Units, and the related restricted stock units attributed to dividend equivalents on those Performance Units, shall be forfeited.

            7.         Clawback.  In the event that, within three years of the end of the Performance Period, the Company restates its financial results with respect to the Company’s performance during the Performance Period to correct a material error that the Compensation Committee determines is the result of fraud or intentional misconduct, then the Grantee shall repay to the Company all income, if any, derived from the Performance Units.

            8.         No Employment Contract.  Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company, or limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee.

            9.         Taxes and Withholding.  If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the issuance or Vesting of any Performance Units or the issuance of any unrestricted shares of Common Stock or other securities following Vesting pursuant to this Agreement, it shall be a condition to such Vesting or issuance that the Grantee pay the tax or make provisions that are satisfactory to the Company for the payment thereof.  Unless the Grantee makes alternative arrangements satisfactory to the Company prior to the Vesting of the Performance Units or the issuance of shares of unrestricted Common Stock, as the case may be, the Grantee will satisfy the minimum statutory tax withholding obligations by surrendering to the Company a portion of the shares of nonforfeitable and unrestricted Common Shares that are issued or transferred to the Grantee hereunder following the Vesting Date, and the shares of Common Stock so surrendered by the Grantee shall be credited against any such withholding obligation at the Market Value per Share of such shares of Common Stock on the Vesting Date.

            10.        Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Performance Units or shares of unrestricted Common Stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

            11.        Relation to Other Benefits.  Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company.

            12.        Amendments.  Any Amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

            13.        Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

            14.        Relation to Plan; Miscellaneous.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.  All references in this Agreement to the Company shall be deemed to include, unless the context in which it is used suggests otherwise, its subsidiaries, divisions and affiliates.

            15.        Successors and Assigns.  Subject to Section 2 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee and the successors and assigns of the Company.

            16.        Governing Law.  The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware.

            17.        Definitions.

(a)  “cause” shall mean that the Grantee has committed prior to termination of employment any of the following acts:

(i)  an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with the Grantee’s duties or in the course of the Grantee’s employment;

(ii)  intentional wrongful damage to material assets of the Company;

(iii)  intentional wrongful disclosure of material confidential information of the Company;

(iv)  intentional wrongful engagement in any competitive activity that would constitute a material breach of the duty of loyalty;

(v)  intentional breach of any stated material employment policy of the Company; or

(vi)  intentional neglect by the Grantee of the Grantee’s duties and responsibilities.

(b)  “Good Reason” shall mean:

(i)  a material diminution in the Grantee’s base compensation;

(ii)  a material diminution in the Grantee’s authority, duties or responsibilities;

(iii)  a material change in the geographic location at which the Grantee must perform the Grantee’s services; or

(iv)  any other action or inaction that constitutes a material breach by the Company of an agreement under which the Grantee provides services.

(c)  “Change in Control” shall mean the occurrence of any of the following events:

(i)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Voting Stock”); provided, however, that for purposes of this subsection (i), the following acquisitions will not constitute a Change of Control:  (A) any acquisition of Voting Stock directly from the Company that is approved by a majority of the Incumbent Board (as defined in subsection (ii) below); (B) any acquisition of Voting Stock by any entity in which the Company, directly or indirectly, beneficially owns 50% or more ownership or other equity interest (a “Subsidiary”); (C) any acquisition of Voting Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (D) any acquisition of Voting Stock by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; provided further, that:  (X) if any Person is or becomes the beneficial owner of 30% or more of the Voting Stock as a result of a transaction described in clause (A) of this subsection (i), and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock, and after obtaining such additional beneficial ownership beneficially owns 30% or more of the Voting Stock, other than in an acquisition of Voting Stock directly from the Company that is approved by a majority of the Incumbent Board or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition will be treated as a Change in Control; and (Y) a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock as a result of a reduction in the number of shares of Voting Stock outstanding pursuant to a transaction or series of transactions approved by a majority of the Incumbent Board unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock, and after obtaining such additional beneficial ownership beneficially owns 30% or more of the Voting Stock, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; or

(ii)  Individuals who, on the effective date of the Plan, constitute the Board of Directors of the Company (as modified by this subsection (ii), the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company (the “Board”); provided, however, that any individual becoming a director after the effective date of the Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board such effective date, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)  The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock, (B) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Grantee has also executed this Agreement in duplicate, as of the day and year first above written.

MACY’S, INC.

By: ___________________________________

                                                                              Dennis J. Broderick

Title: Executive Vice President, General Counsel and Secretary

______________________________________

_______________________, Grantee